Exhibit 99.1
NEWS RELEASE
Contact: Scott Lamb 208-665-0777
COEUR ANNOUNCES PROPOSED OFFERING OF COMMON STOCK
COEUR D’ALENE, Idaho – March 14, 2006 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM), the world’s largest publicly traded primary silver producer, announced today that it intends to offer 22 million newly issued shares of its common stock under an effective shelf registration statement on file with the U.S. Securities and Exchange Commission.
The company expects to use the proceeds of this offering for potential acquisition of additional precious metals properties, rights, or businesses; ongoing investment in existing development projects at the San Bartolome silver mine in Bolivia and the Kensington gold mine in Alaska; and general corporate purposes.
Deutsche Bank Securities Inc. and JPMorgan will act as joint book-running managers of the offering. In addition, Bear Stearns and RBC Capital Markets will act as co-managers of the offering.
Copies of the preliminary prospectus supplement relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005 or from JPMorgan, Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Coeur d’Alene Mines Corporation is the world’s largest publicly traded primary silver producer and has a strong presence in gold. The Company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Idaho.
Cautionary Statement
Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise .